CONSENT OF COUNSEL
AIM FUNDS GROUP
We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services — Other Service Providers — Counsel to the Trust” in the Statement of Additional Information for each portfolio of AIM Funds Group (the “Trust”), all of which are included in Post-Effective Amendment No. 107 to the Registration Statement under the Securities Act of 1933, as amended (No. 002-27334), and Amendment No. 107 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-01540), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP

Philadelphia, Pennsylvania
February 11, 2010